UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  AUGUST 23, 2004

TELESTONE TECHNOLOGIES CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	033-15096	84-1111224
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

Floor 6, Saiou Plaza, No. 5 Haiying Road Fengtai Technology Park,
Beijing, China	100077
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  86-10-83670505

MILESTONE CAPITAL, INC.

39 Plymouth Street

Fairfield, NJ  07004

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

TABLE OF CONTENTS

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  AUGUST 23, 2004

TELESTONE TECHNOLOGIES CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  86-10-83670505

MILESTONE CAPITAL, INC.

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

TABLE OF CONTENTS

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

ITEM 2.01  COMPLETION oF ACQUISITION OR DISPOSITION OF ASSETS

THE SHARE EXCHANGE

DESCRIPTION OF THE COMPANY’S PREDECESSOR BUSINESS

DESCRIPTION OF CURRENT BUSINESS

GENERAL

OVERVIEW

OUR BUSINESS STRATEGIES

COMPETITIVE ADVANTAGES

COMPETITION

GOVERNMENT REGULATION

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

EMPLOYEES

FACILITIES

LEGAL PROCEEDINGS

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

OVERVIEW

LIQUIDITY AND FINANCIAL RESOURCES

CONTINGENT LIABILITIES

REMUNERATION POLICIES

CAUTIONARY STATEMENTS

RISKS RELATED TO OUR WIRELESS COVERAGE SOLUTIONS BUSINESS

RISKS RELATED TO THE WIRELESS COVERAGE SOLUTION SERVICES INDUSTRY

RISKS RELATED TO DOING BUSINESS IN CHINA

RISKS RELATED TO OUR COMMON STOCK

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

DIRECTORS AND EXECUTIVE OFFICERS

BOARD COMPOSITION AND COMMITTEES

DIRECTOR COMPENSATION

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

FAMILY RELATIONSHIPS

LEGAL PROCEEDINGS

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

Signatures

Index to exhibits

#

ITEM 5.01  CHANGES IN CONTROL OF REGISTRANT

On August 23, 2004,  Telestone Technologies Corporation, a Delaware corporation, formerly known as Milestone Capital, Inc., a Colorado corporation (the “Company”), completed a stock exchange transaction with the stockholders of Success Million International Limited., a company incorporated under the laws of Hong Kong (“SMI”).  The exchange was consummated under Delaware law and pursuant to the terms of  that certain Securities Exchange Agreement dated effective as of August 23, 2004 (the “Exchange Agreement”).  A copy of the Exchange Agreement is filed as an exhibit to this Current Report on Form 8-K.

Pursuant to the Exchange Agreement, the Company issued 4.1 million shares of its common stock, $.001 par value, to the stockholders of SMI, representing approximately 97.6% of the Company’s issued and outstanding common stock, immediately upon the consummation of the exchange transaction, in exchange for 100% of the outstanding capital stock of SMI.  Immediately, after giving effect to the exchange, the Company had 4,199,917 shares of its common stock outstanding.  Pursuant to the exchange, SMI became a wholly-owned subsidiary of the Company.

The shares of the Company’s common stock issued to stockholders of SMI in connection with the exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.  Certificates  representing these shares contain a legend stating the same.  The Company intends to carry on the business of SMI’s wholly-owned subsidiary, Beijing Telestone Technology Co., Ltd. (“Telestone”).  The Company has relocated its executive offices to those of Telestone at Floor 6, Saiou Plaza, No. 5 Haiyang Road, Fengtai Technology Park, Beijing China 100070 and its telephone number is 86-10-83670505.

For accounting purposes, the exchange is being treated as a reverse acquisition, because the stockholders of SMI own a majority of the issued and outstanding shares of common stock of the Company immediately following the exchange.  Due to the issuance of the 4.1 million shares of the Company’s common stock, a change in control of the Company occurred on August 23, 2004, the date of the consummation of the exchange.

Except as described in the previous paragraph and in this Current Report under the caption “Certain Relationships and Related Party Transactions,” no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the board of directors of the Company, and to the knowledge of the Company, no other arrangements exist that might result in a change of control of the Company.

 ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Pursuant to the Exchange Agreement, at the closing of the exchange, the membership of the board of directors of the Company was increased from 2 to 5 directors, Charles J. DeMory and John Mangel, III  resigned as directors of the Company upon the effectiveness of the exchange transaction and Han Daqing, Luo Zhengbin, Zhu Lian, Xu Yunxiao, Zhao Peng were appointed to serve as members of the Company’s board of directors.  Also under the terms of the Exchange Agreement, all existing officers resigned as officers of the Company effective immediately following the closing of the exchange transaction and Han Daqing was elected as Chief Executive Officer & President; Wang Jianjun was elected as Vice President; Liu Dongping was elected as Chief Financial Officer and Luo Zhengbin was elected as Chief Technology Officer.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Set forth below is information concerning (i) the principal terms of the share exchange and (ii) the business of the combined company.

THE SHARE EXCHANGE

On August 23, 2004, the Company, SMI and the stockholders of SMI consummated the transactions contemplated by the Exchange Agreement.  The Exchange Agreement specified that the Company would acquire all 24.01 million shares of the issued and outstanding stock of SMI in exchange for the issuance of an aggregate of 4.1 million shares of common stock of the Company.  On the exchange closing date, the Company issued an aggregate of 4.1 million shares of common stock to the stockholders of SMI, representing approximately 97.6% of the issued and outstanding the Company’s common stock immediately following the exchange.  All of the Company’s business operations are now conducted through SMI’s wholly-owned subsidiary, Telestone.

DESCRIPTION OF THE COMPANY’S PREDECESSOR BUSINESS

The Company was organized under the laws of the State of Colorado in February 1987 under the name Shield Enterprises, Inc.  In 1989, the Company completed an initial public offering of its securities. In May 1990, the Company merged with Milestone Capital, Inc., a Colorado corporation engaged in the business of investing in and providing managerial assistance to developing companies.  Prior to January 3, 2002, the Company was an inactive "shell company" that had no material business operations and virtually no assets.

On January 3, 2002, The Company entered into an exchange agreement with EliteAgents Mortgage Services, Inc. (formerly EliteAgents, Inc.) (“Elite”), a licensed mortgage banker.  As a result of the exchange, Elite became a wholly-owned subsidiary of the Company, and the Company had 80,000,000 shares of common stock outstanding of which 72,000,000, or 90%, were owned by the former stockholders of Elite and 8,000,000 shares, or 10%, were owned by the stockholders of the Company. Elite continued its mortgage banking activities and other financial services subsequent to the exchange.   In addition, effective May 8, 2002, the Company formed a wholly-owned subsidiary, EliteAgents Leasing Services, Inc. (“Leasing”), for the purpose of establishing equipment financing and leasing operations.

On September 26, 2003, the Company and Elite (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey, in Newark (Case Nos. 03-41805 and 03-41806).  The two voluntary petitions of the Debtors were consolidated for administrative purposes only on October 20, 2003.  On December 30, 2003, the Bankruptcy Court authorized the Debtors to sell substantially all of their assets.

On March 24, 2004, the Court authorized the Debtors to sell both designation rights for a plan of reorganization and 25 million common shares, which are nondilutable under any capitalization, to Focus Tech Investments, Inc. or its designee (“Focus”) for a purchase price of $65,000.00.  In addition, 14 creditors agreed to advance $50,000.00, as a non-recourse claim, under the terms of convertible promissory (“Notes”) pursuant to Section 1145 of the Bankruptcy Code, to the Debtors to fund fees and expenses of the Debtors’ and Committee’s professionals for a plan of reorganization.  The Notes are convertible into a total of 4,000,000 common shares and 1,000,000 warrants issued pursuant to section 1145 of the Bankruptcy code and exempt from the registration requirements of Section 5 of the Securities Act of 1933 and any state or local law requiring registration for an offer or sale of a security.

On July 9, 2004, the First Amended Disclosure Statement (the “Disclosure Statement”) and First Amended Joint Plan of Liquidation (the “Plan”) were filed by the Debtors and the Official Committee of Unsecured Creditors.

On August 10, 2004, at the hearing on confirmation, and of the Plan and Disclosure Statement, the Court approved the Plan and entered the order entitled “Order Approving Disclosure Statement and Confirming First Amended Plan of Liquidation and Authorizing and Directing Certain Actions In Connection Therewith” (“Order”).  The Order provided that  the property dealt with by the Plan shall be free and clear of all liens, claims, encumbrances and interests, with valid liens, claims, encumbrances and interests to attach to the proceeds of sale as set forth in the Plan.

Pursuant to the Plan, as confirmed by the Bankruptcy Court, all prior operational assets were liquidated and the proceeds were paid, per the approved Claim Schedule, to creditors and for the administration of the estate.  Pursuant to the Order, all of the property of the Company’s estate vested in the Plan Trustee, free and clear of all claims, liens, encumbrances, charges or other interests, and all executory contracts and unexpired leases were rejected.  The Bankruptcy Court also placed an injunction against all entities that may have held, currently hold, or may hold a debt, claim or other liability or interest against the Company dischargeable upon confirmation of the Plan and permanently enjoined any action on account of such debt, claim, liability, interest or right.  The Bankruptcy Court further terminated all claims arising or related to stock, stock options, stock plans for employees, officers and directors, warrants and convertible provisions within the debt instruments by creditors.  The Bankruptcy Court also ordered that the common stock of the Company be diluted by reverse split of issued and outstanding common shares of the Company.  Under the Order, each share of the Company’s common stock issued and outstanding was reclassified as and changed into 822nd of 1 share of common stock at a $0.001 par value.

The Bankruptcy Court ordered that the Company:

•

reincorporate and redomicile from the State of Colorado to the State of Delaware;

•

that the name of the Company be changed to Telestone Technologies Corporation;

•

that the Company’s board of directors be authorized under the Plan to issue common shares pursuant to an Exchange Agreement at the time of closing or in escrow in which effective control or majority ownership of the Company is given to the acquired or acquiring business entity without the need of stockholder approval; and

•

that the Board of Directors be authorized to amend the Company’s By-Laws and amend the Company’s fiscal year to a date established and set forth in an Exchange Agreement without the need of stockholder approval.

Pursuant to the Bankruptcy Court Order, the Company reincorporated in the State of Delaware under the name Telestone Technologies Corporation on August 13, 2004 by filing a Certificate of Incorporation with the State of Delaware.  The Company is now authorized to issue a total of 110,000,000 shares with 100,000,000 being shares of common stock with a par value of $0.001, and 10,000,000 being shares of preferred stock with a par value of $0.001.

Pursuant to the Bankruptcy Court Order, the Company approved the reverse split of issued and outstanding common shares on August 17, 2004.  Under the Bankruptcy Court’s Order, the Company’s issued and outstanding common stock was reclassified as and changed into 822nd of 1 share of common stock at a par value of $0.001.  A Certificate of Amendment was filed with the Delaware Secretary of State on August 17, 2004.

DESCRIPTION OF CURRENT BUSINESS

Except as otherwise indicated by the context, references in this Current Report to “we,” “us,” “our,” or the “company” are to the combined business of the Company and its wholly-owned direct subsidiary, SMI, and SMI’s wholly-owned subsidiary, Telestone.

General

Our current business as described below was originally the business of Telestone, which was initially formed as a Chinese limited liability company in the People’s Republic of China (“PRC”) in October 1997.  In March 2004, Telestone, pursuant to a series of transactions, became a wholly-owned subsidiary of our wholly-owned subsidiary, SMI.  We conduct our business in China solely through SMI and Telestone.

Overview

We are a wireless communications coverage solutions provider in the PRC.  We principally provide integrated wireless coverage solutions through our national sales and services network to our customers in the PRC.

Our wireless coverage solutions business is comprised of research, development and application of wireless communications technology.  In addition to sales of our internally designed wireless communications equipment including repeaters, antennas and radio frequency accessories, we also provide project design, project management, installation, maintenance and other after-sales services in accordance with our customers’ requirements.  Our wireless coverage solutions are designed to expand and enhance the coverage of mobile telecommunications networks so as to improve the quality of reception for mobile phone users.  These solutions are used in a variety of indoor and outdoor environments such as hotels, residential estates, office buildings, airports, exhibition centers, underground stations, highways and tunnels.

Since the establishment of Telestone in 1997, we have gradually developed business relationships with both China Mobile Communications Corporation (“China Mobile”) and China Unicom Limited (“China Unicom”), the two largest wireless communications providers in the PRC.  During the fiscal years ended December 31, 2001, 2002 and 2003 and the 6 months ended June 30, 2004, sales made by Telestone to China Mobile were $1,690,670, $3,643,000, $1,757,000 and $2,304,000, respectively, accounting for 19%, 31%, 10% and 31%, of our revenue, for these periods, respectively.  Sales to China Unicom during the same periods were $4,972,588, $6,865,000, $14,785,000 and $4,793,000, accounting for 56%, 58%, 85% and 64% of our revenue, respectively.

We are committed to the research and development of wireless communications related technology and we maintain an extensive research and development center in the PRC.  Over 90% of our technology is developed in-house at our research and development center where we employ a highly trained and respected staff of engineers and scientists focused on invention and further advances in wireless communications technology.

Our research and development technology is licensed to a third party production center, owned by Shijiazhuang Spectrum Digital Communication Co., Ltd., which is located near our in-house research and development center.  We are parties to a Memorandum of Cooperation with Shijiazhuang Spectrum Digital Communication Co., Ltd. which governs the relationship between us.  The production center manufactures our products, per our research and development specifications, for resale and delivery by us to our customers.

We have been recognized by various domestic and international agencies and boards.  For example, in August 2002, our quality control system was endorsed with the ISO9001certificate.

We have offices in provinces across the PRC providing sales, project survey and design, project management, installation and maintenance services.  We believe that this extensive sales and services network enhances our ability to expand our existing customer base in the PRC and enables us to provide timely response to customers’ inquiries as well as technical and maintenance services when our customers so require.  We do not focus our sales efforts on any one particular region and are therefore not dependent upon any region or province of the PRC for a material portion of our revenues.

Our Business Strategies

Our overall objective is to strengthen our position as a leading wireless coverage solutions provider in the PRC. We intend to achieve this objective by implementing the following strategies:

Enhancement of total solutions capabilities.  We intend to strengthen our profitability and market position by further enhancing our ability to offer integrated wireless coverage solutions tailored to our customers’ requirements in a timely, flexible and cost efficient manner at competitive prices.

Further penetration of market share with existing customers in the PRC.  We believe that the key growth driver for our business is PRC mobile operators’ continuous demand for network construction, upgrading and optimization. In view of the growing number of mobile subscribers in the PRC, the PRC government’s policy of developing the southwestern and northwestern regions of the PRC and the emergence of 3G in the PRC, we believe that we will benefit from a further expansion of our business relationships with China Mobile and China Unicom through increasing our market share in provinces we currently serve and establishing our presence in other provinces in the PRC.  We currently maintain a national license from the PRC Ministry of Information Industry which grants us access to the nationwide telecommunications systems integration industry.

We believe that the enrichment of our product mix and the expansion of our wireless coverage products and services portfolio will further enhance our ability to meet customers’ changing needs and requirements and enable us to expand our relationship with China Mobile and China Unicom as well as other providers.

Exploration of potential new markets.  In view of the continual de-regulation of the PRC telecommunications sector, we intend to expand our business by targeting potential new mobile operators in the PRC.

Strengthening of research and development.  We have dedicated and intend to continue to dedicate significant efforts and resources to research and development.  We also aim to target new markets by developing new technologies and equipment designed for 3G networks as well as new microwave transmission equipment.  In order to further strengthen our research and development capabilities, we will seek to:

•

further increase the investment in R&D technologies as a percentage of operation revenues;

•

increase the number of R&D professionals;

•

further advance our R&D methods and improve our R&D facilities; and

•

strengthen product development on our key projects with increased financial support and by lowering the major R&D cost points.

Competitive Advantages

We believe the following factors give us a competitive advantage:

•

Our ability to provide integrated wireless coverage solutions and to develop and produce the wireless coverage products for use in such solutions;

•

Our ability to provide a wide range of quality products and services in a flexible manner at competitive prices, owing primarily to:

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our research and development capabilities which enable us to provide a wide product range and be flexible in satisfying specific customer requirements in terms of product specifications and coverage solution services;

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our ability to timely update and/or re-design our products to provide higher performance and quality products

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our stringent quality control system;

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our R&D center in Shijiazhuang has received significant support from the 54 Division of the PRC Ministry of Information Industry including relevant equipment and technological experts. Utilizing this special relationship with the PRC Ministry of Information Industry, Telestone fully utilizes available governmental research and development technologies.

•

Our business relationships with China Mobile and China Unicom, and being one of a limited number of designated providers of wireless coverage solutions for China Mobile and China Unicom in the PRC;

•

Our ability to proactively understand customers’ requirements and to provide timely quality services through our sales and services network in the PRC;

•

Our accumulated knowledge and experience in a broad range of wireless coverage technology; and

•

Our in-house training policies and programs which insure that our employees are well-trained to perform their duties.

Description of Products & Services

We design and sell to our customers electronic equipment used to provide wireless communications coverage.  Many of these types of equipment are highly specialized active microwave components designed to meet the needs of our customers including repeaters, trunks amplifiers and tower-tip amplifiers for CDMA, GSM and 3G applications.  We also provide to our customers passive components including filters, antennae and various types of wireless coverage accessories.

In addition to designing and selling our products, we also provide systems integration services for our customers.  The primary systems integration services provided to our customers are project design and engineering.  Specifically, the development and design of indoor and outdoor wireless signal complementary coverage solutions and its applied products.  This includes the design of the required equipment, implementation, project quality evaluation as well as after-sale maintenance and optimization.

Research & Development

We maintain a research and development center where the majority of our products are designed by our highly trained and qualified staff of engineers and scientists.  Our research and development center is equipped with the latest equipment and testing facilities which gives our R&D personnel the tools they require to make significant advances into wireless coverage technologies.  Currently, our research and development center is focused on designing new products to meet the expected increased demand for 3G wireless products in the PRC.

Competition

Our main domestic competitors are Guangdong Comba, Wuhan Hongxin and Shenzhen Guoren.

•

Guangdong Comba is one of the first Chinese domestic telecom manufacturers.  The company is listed on the Hong Kong Stock Exchange with annual sales revenue of RMB 400 to 600 million.

•

Shenzhen Guoren is relatively new to the industry but has been increasing its market share through a lower priced product offering in recent years.

•

Wuhan Hongxin, originally a state-owned enterprise under the management of Wuhan Post & Telecom Academy, has a strong technical background and sales network.  Wuhan Hongxin is a large company with a diverse group of products outside of the wireless coverage sector.

Government Regulation

The following is a summary of the principal governmental laws and regulations that are or may be applicable to wireless coverage solution providers like us in China.  The scope and enforcement of many of the laws and regulations described below are uncertain.  We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of laws.

The telecommunications industry, including certain wireless coverage solution provider services, is highly regulated in China.  Regulations issued or implemented by the State Council, the Ministry of Information Industries, and other relevant government authorities cover many aspects of telecommunications network operations, including entry into the telecommunications industry, the scope of permissible business activities, interconnection and transmission line arrangements, tariff policy and foreign investment.

The principal regulations governing the telecommunications services business in China include:

•

Telecommunications Regulations (2000), or the Telecom Regulations.  The Telecom Regulations categorize all telecommunications businesses in China as either infrastructure telecommunications businesses or value-added telecommunications businesses.  Under the Telecom Regulations, certain services are classified as being of a value-added nature and require the commercial operator of such services to obtain an operating license, including telecommunication information services, online data processing and translation processing, call centers and Internet access.  The Telecom Regulations also set forth extensive guidelines with respect to different aspects of telecommunications operations in China.

•

Regulations for the Administration of Foreign-Invested Telecommunications Enterprises (2002), or the FI Telecom Regulations.  The FI Telecom Regulations set forth detailed requirements with respect to capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecom enterprise.

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Foreign Exchange Controls.  The principal regulations governing foreign exchange in China are the Foreign Exchange Control Regulations (1996) and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations (1996), or the Foreign Exchange Regulations.  Under the Foreign Exchange Regulations, Renminbi is freely convertible into foreign currency for current account items, including the distribution of dividends.  Conversion of Renminbi for capital account items, such as direct investment, loans and security investment, however, is still subject to the approval of the State Administration of Foreign Exchange, or SAFE.  Under the Foreign Exchange Regulations, foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account items (but not for other items).  In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.

Intellectual Property and Proprietary Rights

We rely primarily on a combination of copyright laws and contractual restrictions to establish and protect our intellectual property rights.  We require our employees to enter into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us.  Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes, whether or not patentable or copyrightable, made by them during their employment are our property.  They also sign agreements to substantiate our sole and exclusive right to those works and to transfer any ownership that they may claim in those works to us.

While we actively take steps to protect our proprietary rights, including obtaining patent protection where applicable, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property.  This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.  Infringement or misappropriation of our intellectual property could materially harm our business.

We have registered our corporate log as a  trademark with China’s Trademark Office.  The corporate logo depicts our name in English as well as Mandarin Chinese.  China’s trademark law utilizes a “first-to-file” system for obtaining trademark rights.  As a result, the first applicant to file an application for registration of a mark will preempt all other applicants.  Prior use of unregistered marks, except “well known” marks, is generally not a basis for legal action in China.  We may not be able to successfully defend or claim any legal rights in any trademarks for which we apply in the future.

Many parties are actively developing and seeking patent protection for wireless services-related technologies.  We expect these parties to continue to take steps to protect these technologies, including seeking patent protection.  There may be patents issued or pending that are held by others and that cover significant parts of our technology, business methods or services.  Disputes over rights to these technologies are likely to arise in the future.  We cannot be certain that our products do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties.  We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

Employees

We have over 290 employees, serving in management, engineering and related service capacities.

We consider our relations with our employees to be good.  As required under Chinese law, each employee is subject to an employment agreement governing the terms of their relationship with us.

Facilities

We currently occupy 24 office spaces including one branch office in which we maintain certain ownership rights.  The balance of our office spaces are leased by us under lease arrangements we deem to be satisfactory.  In addition we lease 12 buildings used by us as warehouses and dormitories in China and one building as our research and development center. We lease our headquarters, located at Floor 6, Saiou Plaza, No. 5 Haiying Road, Fengtai Technology Park, Beijing, People’s Republic of China 100070, for approximately $110,000 a year, pursuant to an operating lease that expires in June 2007.  This office space is approximately 1370 square meters.  We also lease the building housing our research and development center, located at 4-2 East Wing, No. 368 New Stone North Road, Shijiazhuang, People’s Republic of China, for approximately $17,870 a year, pursuant to an operating lease that expires in April 2014.

Legal Proceedings

No legal proceedings have been or are currently being undertaken for or against the company, nor are we aware of any contemplated proceedings.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Overview

Fiscal 2003. Our revenue for the year ended December 31, 2003 was $17,397,000, representing an increase of approximately 48% from the previous year.  This increase was mainly attributable to overall increase in wireless coverage capital expenditure by the mobile operators to improve the quality of mobile network, thereby providing better services to the mobile subscribers amid fierce competition.  While our revenue from China Mobile decreased by approximately 52% we experienced a tremendous growth in revenue of 115% from China Unicom in 2003.

Revenue generated from China Unicom accounted for 85% of our revenue in 2003, up from 58% in 2002.  We recorded revenue growth in both of the GSM and CDMA networks operated by China Unicom.  As a result, revenue generated from China Mobile accounted for 10% of our revenue in 2003, down from 31% in 2002.  Sales to agents and system integrators accounted for 5% of our revenue in 2003, down from 11% in 2002.

Indoor coverage solutions accounted for around 42% of our revenue in 2003, compared to 32% in 2002. The share of outdoor coverage solutions increased from 8% in 2002 to 44% in 2003.

Geographically, southern provinces, including Guangdong, are still the major revenue contributor for us, accounting for 70% of our revenue. Eastern provinces (covering cities such as Shanghai, Jiangsu and Zhejiang) and northern provinces (covering cities such as Liaoning, Jilin and Heilongjiang) together accounted for 30% of our revenue.

Our gross margin on sales of equipment and services was 47% in 2003 compared to 40% in 2002.  We were able to sustain the gross margin at this level due in part to our ability to develop and introduce new models regularly to meet market needs, increasing bargaining power with suppliers as a result of increased scale of operations, and continued efforts in exercising cost control. The above offset the general pricing pressure of our products.

Net income for the year ended December 31, 2003 was $2,204,000, which represents a 106% increase from the previous year. Due to the decrease in operating expenses as a percentage of revenues, net margin increased to 13% up from 9% in the previous year.

Interim Period. Our revenue for the six month period ended June 30, 2004 was $7,511,000, representing an increase of approximately 21% from the previous year.  This increase was mainly attributable to overall increase in wireless coverage capital expenditure by the mobile operators to improve the quality of mobile network, thereby providing better services to the mobile subscribers amid fierce competition.  Compared to the same period in 2003, our revenue from China Mobile increased by approximately 61% and we continue to experience growth in revenue of 7% from China Unicom.

Revenue generated from China Unicom accounted for 64% of our revenue in the first six months of 2004, down from 73% in the same period of 2003.  Revenue generated from China Mobile accounted for 31% of our revenue in the first six months of 2004, up from 23% in the same period of 2003.  Sales to agents and system integrators accounted for 5% of our revenue in the first six months of 2004, consistent with the same period of 2003.

Indoor coverage solutions accounted for around 71% of our revenue in the first six months of 2004, compared to 54% in the same period of 2003. The share of outdoor coverage solutions decreased from 20% in the first six months in 2003 to 12% in the same period of 2004.

Geographically, southern provinces, including Guangdong, are still the major revenue contributor for us, accounting for 69% of our revenue during this interim period. Eastern provinces (covering cities such as Shanghai, Jiangsu and Zhejiang) and northern provinces (covering cities such as Liaoning, Jilin and Heilongjiang) together accounted for 31% of our revenue during this interim period.

Our gross margin was 54% in the first six months of 2004 compared to 47% in the first six months of  2003.  We were able to sustain the gross margin at this level due in part to our ability to develop and introduce new models regularly to meet market needs, increasing bargaining power with suppliers as a result of increased scale of operations, and continued efforts in exercising cost control. The above offset the general pricing pressure of our products.

Gross profits on the sales of equipment and services for the period ended June 30, 2004 was $4,064,000, which represents a 39% increase from the same period the previous year. Due to the decrease in operating expenses as a percentage of revenues and the extra ordinary gain on excess of acquired net assets over costs, net margin increased to 57% up from 13% for the same period in the previous year.

Accounting treatment. The Company prepares its financial statements according to US GAAP. The Company utilizes accounting estimations and accounting assumptions that could affect the amount of assets and liabilities, as of the report date, as well as income and expenses reported during the similar period.

As used below, minority interests means equity owned by stockholders, except for the one stockholder who owns a majority interest in the Company. Minority stockholders’ equity in the consolidated financial statements represents the portion of Company’s net assets owned by them, which is calculated by the percentage of their holdings.

Income recognition. Net sales of equipment represent the invoiced value of goods, net of value-added tax (“VAT”) and returns. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Service revenue is recognized when the service is performed and accepted by the customer. The Company adopts a policy of including handling costs incurred for finished goods, which are not significant, in the sales and marketing expenses.

The Company provides installation services for certain sales of equipment under fixed-price contracts. In connection with these contracts, the Company follows the guidance contained in AICPA Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

Revenues from these fixed-price service contracts are recognized on the completed-contract method. Under the completed-contract method, revenue and costs of individual contracts are included in operations in the year during which they are completed. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. This method is used because the contract is completed within a short period of time, and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered completed upon completion of all essential contract work and the installation has been accepted by the customer.

Service costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made, if any, in the period in which such losses are determined.

Inventories. All Inventories are stated at the lower of weighted average cost or market. Potential losses from obsolete and slow moving inventories are provided for when identified.  Any loss incurred will be recorded upon recognition during the applicable accounting period.

Income tax. Provision for income and other related taxes has been provided in accordance with the tax rates and laws in effect in PRC.Income tax expense is computed based on pre-tax income included in the combined statement of operation. Income taxes have been provided, using the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases assets and liabilities and their reported amounts. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the combined financial statements.

Results of operations for 12 months ended December 31, 2003 and same period prior year.

Income Statement

	12 months ended December 31, in thousands
	2003	2002
Revenues	17,397	11,792
Costs and expenses
costs of equipments and services	9,177	7,126
sales and marketing	1,143	909
research and development	235	200
depreciation and amortization	133	77
general and administrative	1056	690
Operating income	5,653	2,790
Interest expense	34
Other income	296	7
Income before income tax	5,915	2,797
Income tax	2,048	923
Net income before minority interest	2,204	1,068

Comparisons

Item	2003		2002		comparisons
	amount	Percentage of revenue (%)	amount	Percentage of revenue (%)	In amount	In percentage (%)
Revenues	17,397		11,792		5,605
costs & expenses	9,177	53	7,126	60	2,051	-7
Gross Profit	8,220	47	4,666	40	3,554	7
sales & marketing	1,143	7	909	8	234	-1
general & administrative	1,056	6	690	6	366	0
R&D	235	1	200	2	35	-1
D&A	133	0.8	77	0.1	56	0.7
Interest expenses	34	0.2	0	0	34	0.2
Other Income	296	2	7	0.1	289	1.9
Income before tax	5,915	34	2,797	24	3,118	10
Income tax	2,048	12	923	8	1,125	4
Net income	2,204	13	1,068	9	936	4

Revenues. Our consolidated revenues increased 47.5% to $17,397,000 in the year ended December 31, 2003, as compared to $11,792,000 in the year ended December 31, 2002 .The Company believes the main reasons behind this increase are:

•

overall investment in the mobile telecommunication market has increased, thus increasing the overall size of the market served by the Company;

•

because R&D achievements are transferred into production, resulting in lower cost of system integration, the price of products decreased by 13% and operating costs as a percentage of revenue decreased by 7%. Lower prices help the Company maintain its competitive edge and obtain a greater market share;

•

ability to use products that are manufactured locally instead of imported, and

•

cost decrease in raw materials.

Net Income. Our consolidated net income increased 106.3% to $2,204,000 in the year ended December 31, 2003 as compared to $1,068,000 for the prior year period. This increase is attributable to an increase in revenues of 47.5% in year 2003 compared to year 2002 and a decrease of 7% in operating costs as a percentage of revenues from the prior year period.

Gross Profit. Gross profit was $8,220,000, or 47% of revenues for the year ended December 31, 2003, as compared to $4,666,000, or  40% of revenues in the prior year period.

Sales and Marketing. Sales and marketing expenses were approximately $1,143,000 or 6.6% of revenues in the year ended December 31, 2003, as compared to $909,000, or 7.7% of revenues for the year ended December 31, 2002.

General and Administrative and Research and Development. General and administrative expenses were $1,056,000, or 6.1% of revenues for the year ended December 31, 2003, as compared to $690,000, or 5.9% of revenues in the prior year period. Research and development expenses were $235,000, or 1.4% of revenues for the year ended December 31, 2003, as compared to $200,000, or 1.7% of revenues in the prior year period. Compared to year 2002, cost and expenses in 2003 slightly decreased. The main reason for this decrease was that in year 2002 the Company had a nation-wide composition and set up four additional system integration branches. The set up cost and marketing expenses occurred mainly in 2002. For both year 2002 and 2003, the Company has steadily controlled both depreciation and amortization expenses, at a level of within 0.1% to 0.8% of revenue, and general and administrative costs, at a level equal to 6% of revenues R&D input in 2003 sharply decreased to 1% of revenues. The main reason for this is that in year 2003 the Company focused on the acceleration of its overall business scale as opposed to its R&D efforts.

Results of operations for 6 months ended June 30, 2004 and same period prior year

Income Statement

	(unaudited) 6 months ended June 30 (in thousands)
	2004	2003
Revenues	7,511	6,185
Costs and expenses
costs of equipments and services	3,447	3,262
sales and marketing	714	597
research and development	80	112
depreciation and amortization	2	49
provision for loan losses
general and administrative	445	364
Operating income	2,823	1,801
Interest expense	18	13
Other income	0	254
Income before income tax	2,805	2,042
Income tax	433	629
Income before minority interest	2,372	1,413
Minority interest	（368）	（607）
Income before extraordinary item	2,004	806
Extraordinary item-excess of acquired net assets over costs	2,302
Net income	4,306	806

Comparison

Item	To June 30, 2004		To June 30, 2003		Comparison
	amount	Percentage of revenue (%)	amount	Percentage of revenue (%)	In amount	In percentage (%)
Revenues	7,511		6,185		1,326
costs & expenses	3,447	46	3,262	53	185	-7
Gross Profit	4,064	54	2,923	47	1,114	7
sales & marketing	714	10	597	10	117	0
general & administrative	445	6	364	6	81	0
R&D	80	1	112	2	-32	-1
D&A	2		49	1	-47	-1
Interest expenses	18	0.2	13	0.2	5	0
Other Income	0	0	254	4	-254	-4
Income before tax	2,805	37	2,042	33	763	4
Income tax	433	6	629	10	-196	-4
Net income	4,306	57	806	13	3,500	44

Revenues. Our consolidated revenues increased 21% to $7,511,000 in the six months ended June 30, 2004, as compared to $6,185,000 in the six months ended June 30, 2003. Even though revenues increased, the growth rate decreased compared with the same period of 2003 as (i) the last six months of the calendar year are historically more profitable than the first six months of the year and (ii) overall market demand for products and services offered by the Company and its peers has slowed as compared to 2003.

Net Income. Our consolidated net income was $4,306,000 in the six months ended June 30, 2004 as compared to $806,000 for the prior year period. The increase is attributable to an increase in revenue of 21% and a decrease in operating costs as a percentage of revenues of 7% for the period.

Gross Profit. Gross profit was $4,046,000, or 54% of revenues for the six months ended June 30, 2004, as compared to $2,923,000, or 47% of revenues in the prior year period.

Sales and Marketing. Sales and marketing expenses were approximately $714,000 or 9.5% of revenues in the six months ended June 30, 2004, as compared to $597,000, or 9.6% of revenues for the six months ended June 30, 2003. Sales and marketing costs mainly consisted of remunerations, bonus, travel expenses, transportation fees, sales overhead, client commissions , rental, administrative expense and advertisement fees.

General and Administrative and Research and Development. General and administrative expenses were $445,000, or 5.9% of revenues for the six months ended June 30, 2004, as compared to $364,000, or 5.9% of revenues in the prior year period. Research and development expenses were $80,000, or 1.1% of revenues for the six months ended June 30, 2004, as compared to $112,000, or 1.8% of revenues in the prior year period. {Need new G&A language as that proposed is redundant with that found in Selling expenses.] The decrease in research and development costs was due to the Company’s focus on the promotion of original system solutions technology and as such it did not launch any new R&D projects. In the second half company plans to increase R&D investment to approximately 2% of projected gross revenues.

Liquidity and Financial Resources

We generally finance our operations from cash flow generated internally and bank loans. As of December 31, 2003, we had net current assets of $16,114,000. Current assets comprised inventories of $4,556,000, trade receivables of $7,236,000, prepayments, deposits and other receivables of $2,406,000, and cash and bank balances of $1,226,000. Current liabilities comprised trade and bills payables of $1,115,000, tax payables of $4,936,000, other payables and accruals of $2,434,000, finance lease and short-term bank loans of $484,000.

Our trading terms with our customers are mainly on credit.  The credit period is generally for a period of three to six months. The inventory turnover period for the year ended December 31, 2003 was 295 days compared to 422 days for the year ended December 31, 2002.

As of June 30, 2004, our cash and bank balances were mainly denominated in Renminbi (“RMB”), Hong Kong dollars (“HK$”) and United States dollars (“US$”) while our bank borrowings were mainly denominated in RMB and HK$.  Our revenue and expenses, assets and liabilities are mainly denominated in RMB, US$ and HK$. Since the exchange fluctuations amongst these currencies are low, we believe there is no significant exchange risk.

Our gearing ratio, calculated as total debts (including short-term bank loans and finance lease payables) over total assets, was 50.6% as of June 30, 2004.

Contingent Liabilities

As of June 30, 2004, the Company has made full tax provision in accordance with relevant national and local laws and regulations of the PRC.  For PRC tax reporting purpose the Company recognized revenue on an “invoice basis” instead of when goods are delivered and service is rendered. This is not in strict compliance with the relevant laws and regulations.  Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations.   The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The board of directors considers it is unlikely that the tax penalty will be imposed.

Remuneration Policies

We offer competitive remuneration schemes to our employees based on industry practices as well as the employee’s and our performance…

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CAUTIONARY STATEMENTS

You should carefully consider the following risks and the other information set forth elsewhere in this Current Report.  If any of these risks occur, our business, financial condition and results of operations could be adversely affected.  As a result, the trading price of our common stock could decline, perhaps significantly.

Risks Related to Our Wireless Coverage Solutions Business

Loss of significant customers, such as China Unicom or China Mobile or other major customers, could hurt our business by reducing our revenues and profitability.

Our success depends substantially upon retaining our significant clients.  We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future.

We incur a high level of fixed costs related to our business.  These fixed costs result from significant investments in our research and development and fixed assets.  The loss of any one of our significant customers could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining customers, thereby reducing our revenues, profitability and cash flow.

We do not utilize long term contracts with any of our customers.

All of our agreements with our customers are for short term projects or sales of equipment.  While we feel that our significant relationships with China Unicom and China Mobile will likely provide additional sales agreements in the future, none of our customers are contractually bound to purchase any products or services from us.

We depend on certain telecommunications equipment suppliers for a portion of our telecommunications equipment.

We rely on certain suppliers to provide us various pieces of telecommunications equipment.  If we were to lose our relationship with those suppliers, we may experience difficulties finding a suitable replacement for our equipment needs.

We face intense competition.

The market for wireless coverage solutions services is intensely competitive in the PRC.  There are other wireless coverage service providers which we compete with for business.  There are low barriers to entry for new competitors in this market and we may experience negative impacts as a result of increased competition.  In addition, our existing or potential competitors may in the future achieve greater market acceptance and gain additional market share, which in turn could reduce our revenues.

We depend on key personnel for the success of our business.  Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management.

Our future success is heavily dependent upon the continued service of our key executives, particularly Han Daqing, our Chief Executive Officer and President, Luo Zhengbin, our Chief Technology Officer, Liu Dongping, our Chief Financial Officer and Zhang Yongjun, our Chief Operating Officer.  Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team.  If one or more of our current or future key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted.  In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel.  Each of our executive officers has entered into an employment agreement with us.

We also rely on a number of key technology staff for the operation of our company.  Given the competitive nature of our industry, the risk of key technology staff leaving our company is high and could disrupt our operations.

We rely on a third party production center.

We utilize a third party production center for the manufacture of the products we sell to our customers.  We are parties to a memorandum of cooperation regarding such manufacturing arrangement, however we cannot be assured that such cooperation will continue indefinitely.  Should we be required to utilize a different source for our manufactured products our costs could be negatively affected.

Rapid growth and a rapidly changing operating environment strain our limited resources.

We will need to increase our investment in our technology infrastructure, facilities and other areas of operations, in particular our product development.  If we are unable to manage our growth and expansion effectively, the quality of our products and services and in turn our customer support could deteriorate and our business may suffer.  Our future success will depend on, among other things, our ability to:

•

Continue to develop through our research and development facilities new technologies acceptable to the PRC market,

•

continue training, motivating and retaining our existing employees and attract and integrate new employees, including our senior management, most of whom have been with our company for less than one year,

•

develop and improve our operational, financial, accounting and other internal systems and controls, and

•

maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. securities laws, is complete and accurate.

We may not be able to adequately protect our intellectual property, and we may be exposed to infringement claims by third parties.

We rely on contractual restrictions on disclosure to protect our intellectual property rights.  Monitoring unauthorized use of our information services is difficult and costly, and we cannot be certain that the steps we take will effectively prevent misappropriation of our technology and content.  Our management may determine in the future to make application for copyright, trademark or trade secret protection if management determines that such protection would be beneficial and cost-effective.

From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.  In addition, third parties may initiate litigation against us for alleged infringement of their proprietary rights.  In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or content or license the infringed or similar technology or content on a timely basis, our business could suffer.  Moreover, even if we are able to license the infringed or similar technology or content, license fees that we pay to licensors could be substantial or uneconomical.

We have limited business insurance coverage.

The insurance industry in China is still at an early stage of development.  Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance.  As a result, we do not have any business liability insurance coverage for our operations.  Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Risks Related to the Wireless Coverage Solution Services Industry

Our ability to generate revenues could suffer if the Chinese market for wireless coverage solutions services does not develop as anticipated.

The wireless services market in China has evolved rapidly over the last four years, with the introduction of new services, development of consumer preferences, market entry by new competitors and adaptation of strategies by existing competitors.  We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market.

In particular, we currently offer a wide range of wireless coverage solutions services for mobile phones using 2G technologies including GSM/CDMA/PHS/WLAN and are developing wireless coverage solutions for 3G mobile phones.  There can be no assurance, however, that any of these 2G or 3G technologies and any services compatible with them will be accepted by consumers or promoted by the mobile operators.  Accordingly, it is extremely difficult to accurately predict consumer acceptance and demand for various existing and potential new offerings and services, and the future size, composition and growth of this market.

Our ability to compete on a nationwide scale may be impaired due to state-owned competitors.

Although we believe our strongest competitors are other privately held Chinese companies, we face direct competition with telecommunications companies which are either state-owned or state-run.  In certain circumstances, these state-owned competitors may receive preferential treatment, particularly in the awarding of governmental contracts.

Risks Related to Doing Business in China

A downturn in the Chinese economy may slow down our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors.  There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.  Our profitability will decrease if expenditures for wireless services decrease due to a downturn in the Chinese economy.  More specifically, increased penetration of wireless services in the less economically developed central and western provinces of China will depend on those provinces achieving certain income levels so that mobile phones and related services become affordable to a significant portion of the population.

Government regulation of the telecommunications industry may become more complex.

Government regulation of the telecommunications industry is highly complex.  New regulations could increase our costs of doing business and prevent us from efficiently delivering our services.  These regulations may stop or slow down the expansion of our user base and limit the access to our services.

The uncertain legal environment in China could limit the legal protections available to you.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which decided legal cases have little precedential value.  In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters.  The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our business and results of operations.

A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Beijing where our operations are headquartered, could have a negative effect on our operations.  Our operations may be impacted by a number of health-related factors, including the following:

•

quarantines or closures of some of our offices which would severely disrupt our operations,

•

the sickness or death of our key officers and employees, and

•

a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Changes in China’s political and economic policies could harm our business.

The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy.  Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations.  In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD.  These differences include:

•

economic structure;

•

level of government involvement in the economy;

•

level of development;

•

level of capital reinvestment;

•

control of foreign exchange;

•

methods of allocating resources; and

•

balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Because almost all of our future revenues may be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi.  For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our ordinary shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Risks Related to our Common Stock

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•

actual or anticipated fluctuations in our quarterly operating results,

•

announcements of new products and services by us or our competitors,

•

changes in financial estimates by securities analysts,

•

changes in the economic performance or market valuations of other companies providing similar products and services,

•

announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

•

additions or departures of key personnel,

•

potential litigation, or

•

conditions in the mobile phone market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Stockholders could experience substantial dilution.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in the company.

We have no present intention to pay dividends.

We have never paid dividends or made other cash distributions on our common stock, and do not expect to declare or pay any dividends in the foreseeable future.  We intend to retain future earnings, if any, for working capital and to finance current operations and expansion of our business.

A large portion of our common stock is controlled by a small number of stockholders.

A large portion of our common stock is held by a small number of stockholders.  As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.  In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities.  Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to “penny stock” regulations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains forward-looking statements that involve risks and uncertainties.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider various factors, including the risks outlined in the “Risk Factors” section above.  These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We are under no duty to update any of the forward-looking statements after the date of this Current Report to conform such statements to actual results or to changes in our expectations.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information about our executive officers and directors and their respective ages and positions as of August 23, 2004.  The directors  listed below will serve until the next annual meeting of the Company’s stockholders:

Name	Age	Positions Held and Tenure
Han Daqing	40	Director, President & CEO, Chairman of the Board
Liu Dongping	35	Chief Financial Officer
Luo Zhengbin	64	Director, Chief Technology Officer
Wang Jianjun	33	Vice President
Xu Yunxiao	35	Director
Zhao Peng	40	Director
Zhu Lian	48	Director

Han Daqing has served as President, Chairman of our Board of Directors and a member of our Board of Directors since August 23, 2004.  Mr. Han has served as a member of the Board of Directors of our wholly owned subsidiary, Telestone, since its inception in October, 1997 and as Chief Executive Officer since January, 2002.  Prior to assuming his Chief Executive Officer duties with Telestone, from 1996 to 2002, Mr. Han was the Chief Representative of the Beijing Office of Allgon Systems AB, an international telecommunications conglomerate.  Mr. Han holds a Bachelors Degree in Computer Engineering and Masters degree in Digital Communication Engineering, both from the Xidian University of Electronic Science & Technology.  In addition, Mr. Han holds a Masters of Business Administration from CITY University.

Liu Dongping has served as Chief Financial Officer since August 23, 2004. Prior to assuming his Chief Financial Officer duties with us, from 2001 to 2003, Mr. Liu was the Director of the Guarantee Service Department, the Manager of the Risk Control Department and a Project Manager for Shenzhen Qixin Credit Guarantee Co., Ltd.  From 1998 to 2001, Mr. Liu was the Manager of the Financial Department of Shenzhen 3-Nine Auto Development Co., Ltd.  Mr. Liu studied Auditing at the Economics School of Wuhan University.

Luo Zhengbin has served as Chief Technology Officer and as a member of our Board of Directors since August 23, 2004.  Mr. Luo has served as Vice President and Chief Technology Officer of our wholly owned subsidiary, Telestone, since April 2001.  Prior to accepting his position with Telestone, from 1994 to 2001, Mr. Luo held various positions, including Deputy General Manager of Gold Cell Communications Co., Ltd.  Mr. Luo studied Wireless Physics at Peking University.

Wang Jianjun has served as Vice President since August 23, 2004.  Mr. Wang has served as a Vice President of our wholly owned subsidiary, Telestone, since November, 2001.  Prior to assuming his Vice President duties with Telestone, from 1997 to 2001, Mr. Wang was a Technology Representative for LPG Allgon Co. in its Beijing Office.  Mr. Wang holds a Bachelors Degree in Communication Engineering and a Masters degree in Communication and Electronic Systems, both from Xidian University of Electronic Science & Technology.

Xu Yunxiao has served as a member of our Board of Directors since August 23, 2004.  Mr. Xu is President and Co-Founder of Canada Poly-Tech Consulting Inc., a Canadian engineering and business consulting company.  From 2001 to 2003, Mr. Xu served as Chief Technology Officer for Wi-Comm United Communications Inc.  From 2000 to 2001, Mr. Xu was a Technical Leader for Wi-Lan, Inc.  From 1998 to 2000, Mr. Xu work as a Principal RF Systems Engineer for Harris Corporation.  Mr. Xu holds a Bachelors Degree from Peking University, a Masters Degree in Engineering from CTI of Ministry of Electronics Industry (China) and an MBA from Haskayne School of Business, University of Calgary.

Zhao Peng has served as a member of our Board of Directors since August 23, 2004.  Mr. Zhao is the Chief Inspector for Shanghai DB-Tel Corporation, a Chinese wireless phone equipment distributor.  From 2002-2003, Mr. Zhao was the General Manager of Shanghai Zopow Communications Co., Ltd.  From 2000-2002, Mr. Zhao was the Deputy General Manager of China Digital Co., Ltd.  Mr. Zhao has studied Radio Technology Manufacturing at the Tianjin Radio Technology School, Automation Control as Hebei Mechanical & Electronics College, International Trade at Hebei Finance College, Japanese language at Fukuda Culture College and completed an MBA program at JOSAI International University.

Zhu Lian has served as a member of our Board of Directors since August 23, 2004.  Mr. Zhu is a director and the Deputy General Manager of Tianjin-Golik-The First Steel Wire Rope Co., Ltd., where he is responsible for finance and accounting functions.  Prior to taking that position, Mr. Zhu was the Chief Financial Officer of various large public companies including Sparkice E-Commerce Ltd. (2001-2002); Beijing Sanitary Ware, Ltd. (2000-2001); and Eagle Brand Holding Ltd. (2000).  Mr. Zhu holds a Bachelors Degree in Mechanics and a Masters Degree in Mechanics from Tsing Hua University.  In addition, Mr. Zhu holds a Masters of Business Administration from the University of Illinois-Chicago and a Masters Degree in Accounting from the University of Illinois-Chicago.

Board Composition and Committees

The board of directors is currently composed of 5 members.  Currently, we believe Messers. Xu, Zhao and Zhu are independent directors as that term is defined by the listing standards of the NASDAQ Stock Market.  All Board action shall require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. We intend, however, to establish an audit committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options), including compensation of executive officers.

Director Compensation

We do not pay our directors a fee for attending scheduled and special meetings of our board of directors.  We do reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Indebtedness of Directors and Executive Officers

None of our directors or officers or their respective associates or affiliates is indebted to us.

Family Relationships

There are no family relationships among our directors or officers.

Legal Proceedings

As of the date of this Current Report, there is no material proceeding to which any director, officer, affiliate or stockholder of the Company is a party adverse to the Company.

#

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the company for services rendered in all capacities to the company from January 1, 2003 through the fiscal year ended December 31, 2003, of all officers and directors of the Company.

Name and Principal Underlying Positions	Salary	Bonus	Other Compensation	Options
Han Daqing – President & CEO	$50,000	$30,000	--	--
Liu Dongping – Chief Financial Officer	$25,000	$10,000	--	--
Luo Zhengbin – Chief Technology Officer	$36,000	$14,000	--	--
Wang Jianjun – Vice President	$30,000	$10,000	--	--

The amounts listed in the table above were paid by Telestone, the wholly owned subsidiary of our wholly owned subsidiary SMI.  While we do have employment agreements with our executive officers through Telestone, the salary for our executive officers is at the discretion of our board of directors.  We expect to pay substantially similar compensation to our executives in the future through Telestone.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 23, 2004, certain information with respect to the beneficial ownership of common stock of the Company by (i) each director and officer of the Company, (ii) each person known to the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock of the Company, and (iii) all directors and officers of the Company as a group.  Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of, and has sole voting and investment power with respect to, the shares indicated.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares (2)	Percent of Voting Stock (3)
Han Daqing	3,280,000	78.1%
Liu Dongping	0	*
Luo Zhengbin	246,000	5.9%
Wang Jianjun	328,000	7.8%
Xu Yunxiao	0	*
Zhao Peng	0	*
Zhu Lian	0	*
Directors and executive officers as a group (7 persons)	3,854,000	91.8%

* Less than 1%

(1)

On August 23, 2004, there were 4,199,917 shares of common stock of the Company outstanding.  Each person named above has sole investment and voting power with respect to all shares of the common stock shown as beneficially owned by the person, except as otherwise indicated below.

(2)

Under applicable rules promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed the “beneficial owner” of a security with regard to which the person, directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose or direct the disposition of the security, in each case irrespective of the person’s economic interest in the security.  Under these SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through (x) the exercise of any option or warrant or (y) the conversion of another security.

(3)

In determining the percent of common stock of the Company owned by a person (a) the numerator is the number of shares of common stock of the Company beneficially owned by the person, including shares the beneficial ownership of which may be acquired within 60 days upon the exercise of options or warrants or conversion of convertible securities, and (b) the denominator is the total of (i) the 4,199,917 shares of common stock of the Company outstanding on August 23, 2004 and (ii) any shares of common stock of the Company which the person has the right to acquire within 60 days upon the exercise of options or warrants or conversion of convertible securities.  Neither the numerator nor the denominator include shares which may be issued upon the exercise of any other options or warrants or the conversion of any other convertible securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to a contractual relationship, our President and Chief Executive Officer, Mr. Han, holds legal title to certain property in Beijing which we use for our Beijing Branch Office.  Pursuant to this agreement, we make the mortgage payment on behalf of Mr. Han in return for his irrevocable agreement to transfer title of the property to us upon the termination of the mortgage which currently encumbers the property.  The monthly mortgage payment which we make on behalf of Mr. Han is approximately $3400 per month.

By agreement dated August 23, 2004, Focus relinquished its right to receive the 25 million shares of common stock to which it was entitled under the Bankruptcy Plan in exchange for a promissory note in the principal amount of $150,000.  The promissory note accrues interest at the rate of 10% per annum and is payable in full on January 1, 2005.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

a.  Financial Statements of the Business Acquired.  The required audited financial statements of SMI are provided following the signature page of this Current Report.

b.  Pro Forma Financial Information (Unaudited).  Our pro forma financial statements required by this Item 9.01(b) shall be provided pursuant to an amendment to this Current Report.

c.  Exhibits.  Except as otherwise noted, the following exhibits have been filed as a part of this Current Report:

Exhibit Number	Description of Exhibit
3.1+	Certificate of Incorporation of the Company [Exhibit 3.1.2, Form 8-K, August 19, 2004]
3.2+	Bylaws of the Company [Exhibit 3.1.4, Form 8-K, August 19, 2004]
10.1*

Securities Exchange Agreement by and among Telestone Technologies Corporation, Success Million International Limited and the stockholders of Success Million International Limited dated effective as of August 23, 2004.

10.2*	Memorandum of Cooperation by and among Beijing Telestone Technology Co., Ltd. and Shijiazhuang Spectrum Digital Communication Co., Ltd.
23.1*	Consent of Moores Rowland Mazars, Certified Public Accountants

+ Exhibit has previously been filed with the Commission as an exhibit in the filing designated in brackets and is incorporated herein by this reference.

* Filed herewith.

#

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELESTONE TECHNOLOGIES CORPORATION

By:

/s/ Han Daqing

Its:

President

DATED:  August 25, 2004

Success Million International Limited

Index to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

Report of Independent Certified Public Accountants	F1
Combined Statements of Operations	F2
Combined Balance Sheets	F3
Combined Statements of Changes in Stockholders’ Equity	F4
Combined Statements of Cash Flows	F5
Notes to Combined Financial Statements	F7 – F19

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of

Success Million International Limited

(A company incorporated in Hong Kong with limited liability)

We have audited the accompanying combined balance sheets of Success Million International Limited and its affiliates (the “Company”) as of December 31, 2003 and 2002, and the related combined statements of operations, changes in stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moores Rowland Mazars

Moores Rowland Mazars

Chartered Accountants

Certified Public Accountants

Hong Kong

Date:

June 28, 2004 except for note 7

as to which the date is August 23, 2004

F-#

Success Million International Limited

Combined Statements of Operations

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands, except share data)

		(Unaudited) 6-month
		periods ended June 30,		Years ended December 31,
		2004	2003	2003	2002
	Note	USD	USD	USD	USD
Operating revenues:
Net sales of equipment		6,529	5,513	15,665	11,180
Service income		982	672	1,732	612

		7,511	6,185	17,397	11,792

Operating expenses:
Costs of equipment and services		3,447	3,262	9,177	7,126
Sales and marketing		714	597	1,143	909
General and administrative		445	364	1,056	690
Research and development		80	112	235	200
Depreciation and amortization		2	49	133	77

Total operating expenses		4,688	4,384	11,744	9,002

Operating income		2,823	1,801	5,653	2,790
Interest expense		(18)	(13)	(34)	-
Other income, net		-	254	296	7

Income before income taxes and minority interest		2,805	2,042	5,915	2,797
Less: provision for income taxes	7	433	629	2,048	923

Income before minority interest		2,372	1,413	3,867	1,874
Minority interest	1	(368)	(607)	(1,663)	(806)

Income before extraordinary item		2,004	806	2,204	1,068
Extraordinary gain
- Excess of acquired net assets over costs	1	2,302	-	-	-

Net income		4,306	806	2,204	1,068

The accompanying notes are an integral part of these combined financial statements.

Success Million International Limited

Combined Balance Sheets

As of December 31, 2003 and 2002 and June 30, 2004

(amounts in thousands, except share data)

		(Unaudited)
		As of June 30,	As of December 31,
		2004	2003	2002
	Note	USD	USD	USD
ASSETS
Current assets:
Cash and bank balances		724	1,226	706
Accounts receivable	4	12,547	7,236	2,894
Due from stockholders and director and employees	11	266	1,930	1,465
Inventories - Finished goods		4,626	4,556	10,277
Prepayment		668	476	1,150
PRC VAT receivables	7	-	-	615
Other current assets		699	690	1,530

Total current assets		19,530	16,114	18,637

Property, plant and equipment, net	5	84	790	608

Total assets		19,614	16,904	19,245

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Debts maturing within one year	6	484	484	-
Accounts payable – Trade		2,241	1,115	2,767
Customer deposits for sales of equipment		79	152	8,977
Due to stockholders and director and employees	11	592	2,098	2,073
Tax payable	7	6,062	4,936	1,295
Accrued expenses and other accrued liabilities		463	336	217

Total current liabilities		9,921	9,121	15,329

Commitments and contingencies	12

Minority interests	1	-	4,123	2,460

Success Million International Limited

Combined Balance Sheets

As of December 31, 2003 and 2002 and June 30, 2004

(amounts in thousands, except share data)

Stockholders’ equity:
Common stock and paid-in capital, HKD1.00 par value: Authorized – 30,000,000 shares as of June 30, 2004 and 10,000 shares as of December 31, 2003 and 2002
Issued and outstanding – 24,010,000 shares as of June 30, 2004 and 10,000 shares as of December 31, 2003 and 2002	8	3,091	1	1
Additional paid-in capital		2,787	-	-
Retained earnings		3,815	3,659	1,455

Total stockholders’ equity		9,693	3,660	1,456

Total liabilities and stockholders’ equity		19,614	16,904	19,245

The accompanying notes are an integral part of these combined financial statements.

Success Million International Limited

Combined Statements of Changes in Stockholders' Equity

Years ended December 31, 2003 and 2002 and 6-month period ended June 30, 2004

(amounts in thousands, except share data)

	Common stock		Additional
	No of shares	Amount	paid-in capital	Retained earnings	Total
		USD	USD	USD	USD

Balance at January 1, 2002	10,000	1	-	387	388
Net income	-	-	-	1,068	1,068

Balance at December 31, 2002	10,000	1	-	1,455	1,456
Net income	-	-	-	2,204	2,204

Balance at December 31, 2003	10,000	1	-	3,659	3,660
Net income	-	-	-	4,306	4,306
Dividend under common control	-	-	-	(4,150)	(4,150)
Capitalization	-	-	2,787	-	2,787
Issue of shares	24,000,000	3,090	-	-	3,090

Balance at June 30, 2004 (unaudited)	24,010,000	3,091	2,787	3,815	9,693

The accompanying notes are an integral part of these combined financial statements.

Success Million International Limited

Combined Statements of Cash Flows

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

	(Unaudited) 6-month
	periods ended June 30,		Years ended December 31,
	2004	2003	2003	2002
	USD	USD	USD	USD
Cash flows from operating activities
Net income	4,306	806	2,204	1,068
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2	49	133	77
Extraordinary gain (Note 1)	(2,302)	-	-	-
Minority interests	368	607	1,663	806
Changes in assets and liabilities:
Accounts receivable	(5,311)	(547)	(4,342)	(1,222)
Inventories, net	(70)	1,129	5,721	(4,066)
Due from stockholders and director and employees	301	(205)	(465)	(661)
Prepayment	(192)	672	674	(336)
Tax receivables	-	612	615	(135)
Other current assets	(9)	817	840	(1,344)
Accounts payable	1,126	(1,461)	(1,652)	209
Due to stockholders and director and employees	222	78	25	1,174
Customer deposits for sales of equipment	(73)	(2,862)	(8,825)	1,654
Tax payable	1,126	613	3,641	650
Accrued expenses and other accrued liabilities	127	(1)	119	148

Net cash provided by (used in) operating activities	(379)	307	351	(1,978)

Cash flows from investing activities
Purchase of property, plant and equipment	(123)	(193)	(315)	(203)
Proceeds on sales of property, plant and equipment	-	-	-	13

Net cash used in investing activities	(123)	(193)	(315)	(190)

Cash flows from financing activities
Borrowings of short-term debts	-	-	484	-

Net cash provided by financing	-	-	484	-

Net increase (decrease) in cash and cash equivalents	(502)	114	520	(2,168)
Cash and cash equivalents, beginning of fiscal year/period	1,226	706	706	2,874

Cash and cash equivalents, end of fiscal year/period	724	820	1,226	706

Supplemental disclosure of cash flow information
Cash paid during the fiscal year/period for:
Income taxes	-	69	69	265
Interest expense	18	13	34	-

The accompanying notes are an integral part of these combined financial statements.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

1.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND REORGANIZATION

Success Million International Limited (“SMI”) was incorporated in Hong Kong on March 1, 2004 as a limited liability company. As disclosed in Note 8 below, as of December 31, 2003, SMI has authorized and outstanding common stock of 10,000 shares with a par value of Hong Kong Dollars (HKD) 1.00. 8,000 shares of outstanding common stocks are issued to Mr. Daqing Han (“Mr. Han”). SMI has had no operation since its incorporation and is used as an investment holding company.

Pursuant to the agreement entered into between SMI and Mr. Han, the major owner who owns 57% interests in Beijing Telestone Technology Limited (“Telestone”) and other owners of Telestone on March 6, 2004, SMI consummated a merger with Telestone, and paid USD 3,169, to all owners of Telestone, in exchange for all their beneficial interests in Telestone (“the Agreement”). Telestone was established in the People Republic of China (“PRC”) on October 27, 1997 as a PRC company with limited liabilities. The principal activities of Telestone were design, development, installation and trading of telecommunication products.

On March 23, 2004, Beijing Sino-foreign Investment Bureau (the “Bureau”) approved the transfer of interests and the application for the change of Telestone’s status to a wholly-owned foreign investment enterprise (“WOFIE”) with limited liabilities. Upon granting WOFIE status and completion of the Agreement, the operating period of Telestone was for an initial term of 20 years until 12 April, 2024 and SMI became the registered controlling stockholder of Telestone.

Consistent with the provisions of Accounting Principal Board (“APB”) Opinion 16 “Business Combination”, Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combination” states that transfers of net assets or exchanges of equity interests between entities under common control do not constitute business combinations. Because SMI and Telestone were beneficially majority owned by the same individual, Mr. Han, immediately before and after the combination, the Agreement has been accounted for as a combination of entities under common control on a historical cost basis in a manner similar to a pooling of interests.

When the manner similar to pooling of interests method is used, it is necessary to present the financial position and results of operations of SMI and Telestone as if they had always been combined. Emerging Issues Task Force (“EITF”) No. 90-5, "Exchanges of Ownership Interests between Entities under Common Control” states that any difference between nonstock consideration paid for the assets acquired and the historical cost of such assets to the controlling stockholder, Mr. Han, would be recorded as a dividend or a capital contribution, as appropriate. This would lead to a combination in which the original retained earnings were preserved. Accordingly, the difference between the nonstock consideration exchanged and the net carrying value of interest in Telestone was treated as dividend (USD 4,150) to the controlling stockholder of both companies (i.e., SMI and Telestone), Mr. Han.

The said dividend of USD 4,150 as a result of combination under common control was offset against the amounts due from the principal stockholder, Mr. Han, arising from the transaction and remaining balance (USD 2,787) was credited to Additional Paid-in Capital.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

1.

BASIS OF FINANCIAL STATEMENT PRESENTATION AND REORGANIZATION (Continued)

SMI acquired Telestone in which its controlling stockholder, Mr. Han, has an interest, the portion of the acquired entity owned by Mr. Han (i.e. 57%) should be recorded at historical cost. According to FASB Technical Bulletin No. 85-5, “Issues Relating to Accounting for Business Combinations”, any additional interest in the entity that is acquired from noncontrolling stockholders (i.e. 43%) should be accounted for by the purchase method under SFAS No. 141 “Business Combinations”. When preparing the restated, historical financial statements for the combined entities under common control, the ownership interests held by investors other than the control stockholder, Mr. Han, are reflected as a minority interest until the date acquired (i.e. March 6, 2004) and the restatement period should be limited to only those periods during which the entities were under common control.

The excess of acquired net assets of Telestone over the cost of the acquired entity are allocated as a reduction of the property, plant and equipment to zero and the remaining excess (USD 2,302) are recognized as an extraordinary gain as described in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.

The accompanying financial statements of the Company have been prepared to illustrate the retrospective effect of the Agreement as if the Agreement had occurred and SMI had been incorporated at the beginning of the earliest period presented, as of January 1, 2002. Following the Agreement described above, SMI accounted for the investments in Telestone as if it was investment of SMI at the beginning of the earliest period presented, as of January 1, 2002.

In this report, SMI and Telestone are collectively referred to as the “Company”.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

The combined financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (“USGAAP”).

Basis of combination

The accompanying combined financial statements include the accounts of the following entities, a) SMI; and b) Telestone, because they are companies under the common control of Mr. Han. See "Basis of financial statement presentation and reorganization" within Note 1 for more information on the basis of presentation of the combined financial statements.

All significant intercompany accounts and transactions have been eliminated upon combination.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

Net sales of equipment represent the invoiced value of goods, net of value-added tax (“VAT”) and returns. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Service revenue is recognized when the service is performed and accepted by the customer. The Company adopts a policy of including handling costs incurred for finished goods, which are not significant, in the sales and marketing expenses.

The Company provides installation services for certain sales of equipment under fixed-price contracts. In connection with these contracts, the Company follows the guidance contained in AICPA Statement of Position ("SOP") 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts."

Revenues from these fixed-price service contracts are recognized on the completed-contract method. Under the completed-contract method, revenue and costs of individual contracts are included in operations in the year during which they are completed. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. This method is used because the contract is completed within a short period of time, and financial position and results of operations do not vary significantly from those that would result from use of the percentage-of-completion method. A contract is considered completed upon completion of all essential contract work and the installation has been accepted by the customer.

Service costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made, if any, in the period in which such losses are determined.

Research and development

All cost of research and development activities are expensed as incurred.

Income taxes

Provision for income and other related taxes has been provided in accordance with the tax rates and laws in effect in PRC.

Income tax expense is computed based on pre-tax income included in the combined statement of operation. Income taxes have been provided, using the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases assets and liabilities and their reported amounts. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the combined financial statements.

Inventories

All inventories are stated at the lower of weighted average cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, plant and equipment

Property, plant and equipment is stated at original cost less accumulated depreciation and amortization.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.  Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, overhaul and minor renewals and betterments, are normally charged to operating expenses in the period in which they are incurred.  In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the combined financial statements and any gain or loss resulting from their disposal is recognized in the year of disposition as an element of other income, net.

Depreciation is provided to write off the cost of property, plant and equipment using straight-line method at rates based on their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.  Rental receivables and payables under operating leases are recognized as income and expenses respectively on the straight-line basis over the lease terms.

Foreign currency translation

The Company considers Renminbi as its functional currency as a substantial portion of the Company’s business activities are based in Renminbi. However, the Company has chosen the United States dollar as its reporting currency.

Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than functional currency are translated into functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the combined statements of operations.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation (Continued)

For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period.

Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders’ equity.

Use of estimates

The preparation of the combined financial statements in conformity with USGAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual amounts could differ from those estimates. Estimates are used for, but not limited to, the accounting for certain items such as allowance for doubtful accounts, depreciation and amortization, inventory allowance, taxes and contingencies.

Allowance for doubtful accounts

Accounts receivable are stated at the amount billed to customers. The Company recognizes an allowance for doubtful accounts to ensure trade and other receivables are not overstated due to uncollectibility. The Company’s estimate is based on a variety of factors, including historical collection experience, existing economic conditions and a review of the current status of the receivable.

Excess of fair value of acquired net assets over cost

The sum of the amounts assigned to assets acquired and liabilities assumed that exceeds the cost of the acquired entity are allocated as a pro rata reduction of the amounts that otherwise would have been assigned to all of the acquired assets except (a) financial assets other than investments accounted for by the equity method, (b) assets to be disposed of by sale, (c) deferred tax assets, (d) prepaid assets relating to pension or other post-retirement benefit plans, and (e) any other current assets. If any excess remains after reducing to zero the amounts that otherwise would have been assigned to those assets, that remaining excess shall be recognized as an extraordinary gain as described in paragraph 11 of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. The extraordinary gain is recognized in the period in which the business combination is completed unless the combination involves contingent consideration that, if paid or issued, would be recognized as an additional element of cost of the acquired entity. If an extraordinary gain is recognized before the end of the period, any subsequent adjustments to that extraordinary gain that result from changes to the purchase price allocation shall be recognized as an extraordinary item

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions.  Parties are also considered to be related if they are subject to common control or common significant influence.

Recently issued accounting standards

There are no new accounting pronouncements for which adoption is expected to have a material effect on the Company's financial statements.

3.

CONCENTRATIONS

The Company is engaged principally in the design, development and installation of telecommunication products for sale primarily to two major mobile telecommunication operators in the PRC. Although there are multiple sources of supply of products, the Company buys certain products from a company controlled by the principal stockholder of the Company, Mr. Han. Management believes that the time required to locate and qualify other suppliers, however, could cause a delay in manufacturing that may be disruptive to the Company. Details of purchases with related party were disclosed in Note 11 below.

4.

ACCOUNTS RECEIVABLE

	(Unaudited)
	As of June 30,	As of December 31,
	2004	2003	2002
	USD	USD	USD

Completed contracts	11,816	6,837	2,858
Retentions	731	399	36

	12,547	7,236	2,894

Of the retentions balance at June 30, 2004 and December 31, 2003, approximately USD 2 and USD 51 respectively are expected to be collected after one year.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

5.

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is summarized as follows:

	Estimated
	useful life	(Unaudited)
	(in years)	As of June 30,	As of December 31,
		2004	2003	2002
		USD	USD	USD

Buildings	30	-	311	311
Leasehold improvement	5	-	30	-
Plant and machinery	5	-	143	90
Office equipment	5	85	413	320
Motor vehicles	5	-	170	31

		85	1,067	752
Accumulated depreciation		(1)	(277)	(144)

		84	790	608

6.

DEBTS MATURING WITHIN ONE YEAR

Debts maturing within one year represent mainly short-term bank loans and are summarized as follows:

	Weighted-average interest rates	Outstanding debts maturing within one year
	%	USD
As of December 31,
2002	-	-
2003	6.37	484

As of June 30, (unaudited)
2004	6.37	484

The interests on amounts borrowed under a loan agreement is at market rates. As of December 31, 2003, the short-term loans were collateralized by the personal guarantee provided by stockholder and director of SMI, Mr. Han and one of the minority stockholders of SMI.

7.

TAXATION

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdictions in which it operates. SMI was incorporated in Hong Kong and has no assessable profit for the periods presented.  All of the Company’s income is generated in PRC by Telestone, an enterprise established in Beijing and was subject to PRC income taxes at a rate of 33%.

Since Telestone registered as WOFIE, it is subject to tax laws applicable to WOFIE in the PRC and is fully exempt from PRC enterprise income tax of 15% for two years starting from the first profit-making year followed by a 50% reduction for the next three years, commencing from the first profitable year after offsetting all unexpired tax losses carried forward from the previous years.

Income tax expense is comprised of:

	(Unaudited) 6-month
	periods ended June 30,		Years ended December 31,
	2004	2003	2003	2002
	USD	USD	USD	USD
Current tax:
Charge for the year	433	629	2,048	923

The reconciliation of PRC statutory income to the effective income tax rate based on income stated in the statements of operations is as follows:

	(Unaudited)
	Periods ended June 30,		Years ended December 31
	2004	2003	2003	2002
	%	%	%	%

Statutory rate	33	33	33	33
Tax holiday	(19)	-	-	-
Non-deductible activities	1	2	2	-

Effective tax rate	15	35	35	33

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

Taxation payable is comprised of the following:

	(Unaudited)
	As of June 30,	As of December 31,
	2004	2003	2002
	USD	USD	USD

PRC value-added tax	2,080	1,456	-
PRC income tax	3,707	3,274	1,295
PRC other taxes	275	206	-

	6,062	4,936	1,295

8.

COMMON STOCK

SMI was incorporated in Hong Kong on March 1, 2004 as a limited liability company.  SMI had authorized common stock of 10,000 shares, par value HKD1.00 each, with one vote for each share.

On March 3, 2004, 7,000 shares of common stock, par value HKD1.00 each, were allotted to Mr. Han for cash.  On June 7, 2004, 3,000 shares, of which 1,000 shares were purchased by Mr. Han, were issued for cash.  For the purpose of preparation of these combined financial statements, 10,000 shares have been treated as issued for all periods presented.

By an ordinary resolution passed by written resolution signed by all stockholders on June 21, 2004, the authorized common stock of SMI was increased to HK$30,000,000 by the creation of an additional 29,990,000 shares of common stock of HKD1.00 each. On the same date, the common stock of SMI issued and outstanding was increased to HK$24,010,000 by allotting 24,000,000 shares of common stock of HKD1.00 each at par by the capitalization of part of the shareholders' loans.  These shares rank pari passu with the existing shares in all respects.

9.

DISTRIBUTION OF INCOME

As described in Note 1 above, the excess of consideration of USD 4,150 for the transfer of the interest in Telestone over the net carrying value of Telestone was treated as dividend to the common control owner, Mr. Han.  The said dividends have been charged to retained earnings as of June 30, 2004.

10.

PENSION COSTS

As stipulated by PRC regulations, the Company maintains a defined contribution retirement plan for all of its employees who are residents of PRC. All retired employees of the Company are entitled to an annual pension equal to their basic annual salary upon retirement. The Company contributed to a state sponsored retirement plan approximately 20% of the basic salary of its employees and has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state sponsored retirement plan is responsible for the entire pension obligations payable to all employees.

The pension expense for the periods ended June 30, 2004 and 2003 was USD 17 and USD 9, and for the years ended December 31, 2003 and 2002 was USD 25 and USD 13 respectively.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

11.

RELATED PARTY TRANSACTIONS

Summary of related party transactions

	(Unaudited)
	As of June 30,	As of December 31,
	2004	2003	2002
	USD	USD	USD

Due from stockholders and director and employees (Note (i))
Principal stockholder and director of SMI, Mr. Han	-	1,714	1,428
Minority stockholders of SMI	67	25	-
Other employees	199	191	37

	266	1,930	1,465

Due to stockholders and director and employees (Note (i))
Principal stockholder and director of SMI, Mr. Han,	454	1,996	2,000
Minority stockholders of SMI	124	86	73
Other employees	14	16	-

	592	2,098	2,073

Guarantors of short term loans
Principal stockholder and director of SMI, Mr. Han, and one of minority stockholders of SMI	484	484	-

	(Unaudited) 6-month
	periods ended June 30,		Years ended December 31,
	2004	2003	2003	2002
	USD	USD	USD	USD
Company controlled by principal stockholder and director of SMI, Mr. Han
- Purchase of finished goods	1,606	940	1,816	1,212

Note:

(i)

The amounts due from/to stockholders and director and employees represent unsecured advances made to those parties from time to time. These amounts are interest free and repayable on demand.

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

12.

COMMITMENTS AND CONTINGENCIES

a)

Operating lease expense

The Company leases certain staff quarters and office premises under non-cancelable operating leases. Rental expenses under operating leases were USD 63 and USD 82 for the periods ended June 30, 2004 and 2003, and for the year ended December 31, 2003 and 2002 were USD 126 and USD 91 respectively.

The following table summarizes the approximate future minimum rental payments under non-cancelable operating leases in effect as of December 31, 2003:

USD

2004	205
2005	34
2006	1
2007	-
2008	-
Thereafter	-

Total	240

b)

Operating lease income

Operating lease income arises from the leasing of the Company’s property. The initial lease term is generally 12 months. Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the estimated useful life of the assets. Depreciation expense relating to the property held as investments in operating leases was USD 9 for the year ended December 31, 2003. The rental income for the year ended December 31, 2003 was not significant and is included in Other Income, net.

As of December 31, 2003, investments in operating leases are as follows:

USD

Cost	311
Accumulated depreciation	(30)

Net investment in operating leases	281

Success Million International Limited

Notes to Combined Financial Statements

Years ended December 31, 2003 and 2002 and 6-month periods ended June 30, 2004 and 2003

(amounts in thousands)

12.

COMMITMENTS AND CONTINGENCIES (Continued)

c)

Contingencies

The Company has made full tax provision in accordance with relevant national and local laws and regulations of the PRC.  For PRC tax reporting purpose, the Company recognized revenue on an “invoice basis” instead of when goods is delivered and service is rendered. This is not in strict compliance with the relevant laws and regulations.  Accordingly, despite the fact that the Company has made full tax provision in the financial statements, the Company may be subject to a penalty for the deferred reporting of tax obligations.   The exact amount of penalty cannot be estimated with any reasonable degree of certainty.  The board of directors considers it is unlikely that the tax penalty will be imposed.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1+	Certificate of Incorporation of the Company [Exhibit 3.1.2, Form 8-K, August 19, 2004]
3.2+	Bylaws of the Company [Exhibit 3.1.4, Form 8-K, August 19, 2004]
10.1*

Securities Exchange Agreement by and among Telestone Technologies Corporation, Success Million International Limited and the stockholders of Success Million International Limited dated effective as of August 23, 2004.

10.2*	Memorandum of Cooperation by and among Beijing Telestone Technology Co., Ltd. and Shijiazhuang Spectrum Digital Communication Co., Ltd.
23.1*	Consent of Moores Rowland Mazars, Certified Public Accountants

+ Exhibit has previously been filed with the Commission as an exhibit in the filing designated in brackets and is incorporated herein by this reference.

* Filed herewith.